As filed with the Securities and Exchange Commission on February
23, 1995
                            Registration No. 33-______

_____________________________________________________________________________
                     SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549
                          _______________
                             Form S-8
                          REGISTRATION STATEMENT
                             Under
                   THE SECURITIES ACT OF 1933
                        _______________

                    The Walt Disney Company
       (Exact name of registrant as specified in charter)

          Delaware                           95-0684440
(State of incorporation)                     (I.R.S. Employer
                                             Identification No.)

                  500 South Buena Vista Street
                   Burbank, California 91521
            (Address of principal executive offices)

                     1995 Stock Option Plan
                   for Non-Employee Directors
                    (Full title of the plan)

                    DAVID K. THOMPSON, ESQ.
            Vice President-Assistant General Counsel
                  500 South Buena Vista Street
                   Burbank, California 91521
            (Name and address of agent for service)

Telephone number, including area code, of agent for service: (818) 560-1000

                        _______________

                CALCULATION OF REGISTRATION FEE


                                Proposed      Proposed
Title of                        maximum       maximum        Amount
securities                      offering      aggregate      of
to be           Amount to be    price per     offering       registration
registered      registered      share         price          fee


Common Stock,   250,000         $53.375       $13,343,750    $4,602
$.025 par
value

(1) Calculated pursuant to Rule 457(h), based on the average of the high and low prices for the Common Stock on the New York Stock Exchange Composite tape for February 17, 1995.

                             PART I

      INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1.  Plan Information*

Item   2.   Registrant  Information  and  Employee  Plan   Annual
Information*

*    Information  required  by Part I  to  be  contained  in  the
     Section 10(a) prospectus is omitted from the registration statement in accordance with Rule 428 under the Securities
     Act of 1933 and the Note to Part I of Form S-8.


                            PART II

       INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Certain Documents by Reference

      The following documents filed by Registrant with the Securities and Exchange Commission are incorporated by reference int his registration statement:

           (1) Registrant's Annual Report on Form 10-K for the fiscal year ended September 30, 1994;

          (2) Registrant's Quarterly Report on Form 10-Q for the quarter ended December 31, 1994;

           (3)  Registrant's proxy statement, dated December  29,
     1994, filed pursuant to the Exchange Act in connection with its Annual Meeting of Stockholders held on February 21,
     1995;

            (4)    Article   Twelfth  of  Registrant's   Restated
     Certificate of Incorporation, filed as Exhibit 3(a) to the Company's Annual Report on Form 10-K for the year ended
     September 30, 1992;

           (5) The description of Registrant's Common Stock contained in Registrant's registration statement on Form 8-B, dated February 3, 1987, as amended by Amendment No. 1 thereto on Form 8, dated February 5, 1987, and as supplemented by the description of Registrant's Share Purchase Rights Plan contained in Registrant's Current Report on Form 8-K, dated June 21, 1989.

      In addition, all documents subsequently filed by Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

Item 6.  Indemnification of Directors and Officers

     Section 145 of the Delaware General Corporation Law empowers a Delaware corporation, including Registrant, to indemnify its directors, officers, employees and agents under certain circumstances. Registrant's Certificate of Incorporation and Bylaws provide that Registrant shall indemnify such persons to the full extent authorized or permitted by law. The Certificate and Bylaws further provide that Registrant may purchase and maintain liability insurance on behalf of directors, officers, employees or agents of Registrant, whether or not Registrant would have the power to indemnify them against such liability under the provisions of law. In addition, the Certificate and Bylaws provide that Registrant may create a trust fund, grant a security interest and/or use other means (including letters of credit, surety bonds and/or similar arrangements), as well as enter into contracts providing for indemnification to the full extent authorized or permitted by law and including provisions to ensure the payment of indemnification amounts. Moreover, the Certificate provides that no director of Registrant shall be personally liable to Registrant or its stockholders for monetary damages for any breach of fiduciary duty as a director, except
(i) for any breach of the duty of loyalty to registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for liability under Section 174 of the Delaware General Corporation Law (involving certain unlawful dividends or stock repurchases), or (iv) for any transaction from which the director derived an improper personal benefit.

      Registrant maintains an officers' and directors' liability insurance policy insuring Registrant's officers and directors against certain liabilities and expenses incurred by them in their capacities as such, and insuring Registrant, under certain circumstances, in the event that indemnification payments are made by Registrant to such officers and directors.

      Registrant has entered into indemnification agreements (the "Indemnification Agreements") with its directors and certain of its officers (individually, the "Indemnitee"). The Indemnification Agreements, among other things, provide for indemnification to the fullest extent permitted by law against any and all expenses, judgments, fines, penalties and amounts paid in settlement of any claim. The Indemnification Agreements provide for the prompt advancement of all expenses to the Indemnitee and for reimbursement to Registrant if it is found that such Indemnitee is not entitled to such indemnification under applicable law. The Indemnification Agreements also provide that after a Change in Control (as defined in the Indemnification Agreement) of Registrant which is not approved by the Board of Directors of Registrant, all determinations regarding a right to indemnity and the right to advancement of expenses shall be made by independent legal counsel selected by Indemnitee and approved by the Board of Directors. In addition, in the event of a Potential Change in Control (as defined in the Indemnification Agreement), the Indemnitee may require Registrant to establish a trust for his benefit and to find such trust in amounts reasonably anticipated or proposed to be paid to satisfy Registrant's indemnification obligations under the Indemnification Agreement.

Item 8.  Exhibits

     See Index to Exhibits on page 8.

Item 9.  Undertakings

     (a)  The undersigned Registrant hereby undertakes:

           (1) to file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this registration statement:

               (i)  to include any prospectus required by Section
          10(a)(3) of the Securities Act of 1933;

                (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement;

               (iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

     provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement;

          (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

           (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) The undersigned Registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and each filing of the annual report of the Plan pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
                           SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Burbank, State of California, on the 21st day of February, 1995.


                                   THE WALT DISNEY COMPANY
                                   (Registrant)



                                    By:   /S/  David K.  Thompson

                                        David K. Thompson
                                        Vice President-Assistant
                                        General Counsel

                       POWER OF ATTORNEY

     Each person whose signature appears below hereby constitutes and appoints DAVID K. THOMPSON his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign and to file with the Securities and Exchange Commission and the securities regulatory authorities of the several states registration statements, amendments or post-effective amendments or any and all other documents in connection therewith, in connection with the registration under the Securities Act of 1933, as amended, or the registration or qualification under any applicable state securities laws or regulations, of shares of common stock, $.025 par value, of the Registrant issuable pursuant to the Registrant's 1995 Stock Option Plan for Non-Employee Directors, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                    Title                        Date


/S/ Michael D. Eisner      Chairman of the Board and      February 21, 1995
(Michael D. Eisner)        Chief Executive Officer

/s/ Richard D. Nanula      Executive Vice President       February 21, 1995
(Richard D. Nanula)        and Chief Finanical Officer
                           (Chief Accounting Officer)

/S/ Reveta F. Bowers       Director                       February 21, 1995
(Reveta F. Bowers)

___________________        Director                       February 21, 1995
(Roy E. Disney)

___________________        Director                       February 21, 1995
(Stanley P. Gold)

/S/ Ignacio E. Lozano, Jr. Director                     February 21, 1995

(Ignacio E. Lozano, Jr.)

____________________       Director                       February 21, 1995
(George J. Mitchell)

/S/ Richard A. Nunis       Director                       February 21, 1995
(Richard A. Nunis)

/S/ Sidney Poitier         Director                       February 21, 1995
(Sidney Poitier)

/S/ Irwin E. Russell       Director                       February 21, 1995
(Irwin E. Russell)

/S/ Robert A.M. Stern      Director                       February 21, 1995
(Robert A.M. Stern)

/S/ E. Cardon Walker       Director                       February 21, 1995
(E.Cardon Walker)

/S/ Raymond L. Watson      Director                       February 21, 1995
(Raymond L. Watson)

___________________        Director                       February 21, 1995
(Gary L. Wilson)


February 21, 1995
                       INDEX TO EXHIBITS

                             Exhibit
                             Number

              Description of Document Sequentially
                            Numbered
                              Page
 (5)   Opinion of David K. Thompson, Vice President-Assistant
       General Counsel of Registrant, with respect to the legality of the shares being registered....................................9

(20)   1995 Stock Option Plan for Non-Employee Directors.............10
(23a)  Consent of Price Waterhouse LLP, independent accountants......16
(23b)  Consent of David K. Thompson, Vice President-Assistant
       General Counsel of Registrant (included in Exhibit 5)..........9
(24)   Powers of attorney (included at page S-4)......................5


                                                  EXHIBIT 5


     February 21, 1995



     Securities and Exchange Commission
     450 Fifth Street, N.W.
     Washington, D.C. 20549

                    The Walt Disney Company
               Registration Statement on Form S-8

     Gentlemen:

     I am Vice President-Assistant General Counsel of The Walt Disney Company, a Delaware corporation (the "Company"), and have acted as counsel in connection with the preparation of the Registration Statement on Form S-8 (the "Registration Statement") relating to the offering of 250,000 shares of Common Stock, $0.025 par value per share, of the Company (the "Common Stock") issuable to non-employee directors of the Company pursuant to the Company's 1995 Stock Option Plan for Non-Employee Directors (the "Plan").

     In connection with the opinion hereinafter set forth, I have made such examination of law and of fact as I have deemed necessary.

     Based on the foregoing, I am of the opinion that the 250,000 shares of Common Stock to which the Registration Statement relates will be, when issued as contemplated under the Plan, legally issued, fully paid and non-assessable.

     I hereby consent to the filing of this opinion as
     Exhibit 5 to the Registration Statement. In giving such consent I do not thereby admit that I am within the category of persons whose consent is required by
     Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

     Very truly yours,


     David K. Thompson


                                                  EXHIBIT 20


                    THE WALT DISNEY COMPANY
       1995 STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS


     1.   Purposes.

           The  1995  Stock  Option  Plan  for  Non-Employee
     Directors (the "Plan") is established to attract, retain and compensate highly qualified individuals who are not employees of The Walt Disney Company (the "Company") for service as members of the Board of Directors ("Non-Employee Directors") and to provide them with an ownership interest in the Company's common stock. The Plan will be beneficial to the Company and its stockholders by allowing these Non-Employee Directors to have a personal financial stake in the Company through an ownership interest in the Company's common stock, in addition to underscoring their common interest with stockholders in increasing the value of the Company's stock over the long term.

     2.   Effective Date.

           The Plan shall be effective as of the date it is adopted by the Board of Directors of the Company, subject to the approval of the Plan by the holders of at least a majority of the outstanding shares of Company common stock present, or represented, and entitled to vote at the 1995 Annual Meeting of Stockholders. Grants of options may be made under the Plan on and after its effective date, subject to stockholder approval of the Plan as provided above. In the event such approval is not obtained, any options granted under the Plan shall be null and void.

     3.   Administration of the Plan.

           The Plan shall be administered by a committee appointed by the Board of Directors and consisting of Directors who are not eligible to participate in the Plan (the "Committee"). Subject to the provisions of the Plan, the Committee shall be authorized to interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, and to make all other determinations necessary or advisable for the administration of the Plan; provided, however, that the Committee shall have no discretion with respect to the eligibility or selection of Non-Employee Directors to receive options under the Plan, the number of shares of stock subject to any such options or the Plan, or the purchase price thereunder; and provided further, that the Committee shall not have the authority to take any action or make any determination that would materially increase the benefits accruing to participants under the Plan. The Committee's interpretation of the Plan, and all actions taken and determinations made by the Committee pursuant to the powers vested in it hereunder, shall be conclusive and binding upon all parties concerned including the Company, its stockholders and persons granted options under the Plan. The Chairman of the Board and Chief Executive Officer of the Company shall be authorized to implement the Plan in accordance with its terms and to take or cause to be taken such actions of a ministerial nature as shall be necessary to effectuate the intent and purposes thereof.

     4.   Participation in the Plan.

           All active members of the Company's Board of Directors who are not as of the date of any option grant employees of the Company or any of its subsidiaries or affiliates shall be eligible to participate in the Plan. Directors emeritus shall not be eligible to participate.

     5.   Non-Qualified Stock Options.

           Only non-qualified stock options ("options") may be granted under this Plan.

     6.   Terms, Conditions and Form of Options.

           (a) Option Grant Dates. Options to purchase 2,000 shares of Stock (as adjusted pursuant to Section
     8) shall be automatically granted on an annual basis to each eligible Non-Employee Director on March 1st (or the first succeeding business day thereafter on which the Company's Common Stock is traded on the principal securities exchange on which it is listed) of each year, commencing March 1, 1995.

          (b) Exercise Price. The exercise price per share of stock for which each option is exercisable shall be 100% of the fair market value per share of common stock on the date the option is granted, which shall be the average of the high and low price of the stock based upon its consolidated trading as generally reported for the principal securities exchange on which the Company's common stock is listed.

           (c) Exercisability and Term of Options. Each option granted under the Plan shall become exercisable in five equal installments, commencing on the first anniversary of the date of grant and annually thereafter. Each option granted under the Plan shall expire ten years from the date of grant, and shall be subject to earlier termination as hereinafter provided.

           (d) Termination of Service. In the event of the termination of service on the Board by the holder of any option, other than by reason of mandatory retirement, permanent disability or death as set forth in paragraph (e) hereof, the then outstanding options of such holder shall be exercisable only to the extent that they were exercisable on the date of such termination and shall expire three months after such termination, or on their stated expiration date, whichever occurs first.

           (e) Retirement, Disability or Death. In the event of termination of service by reason of mandatory retirement pursuant to Board policy or permanent disability of the holder of any option, each of the then outstanding options of such holder will continue to become exercisable in accordance with paragraph (c) above, but the holder shall be entitled to exercise such options, including any portions thereof that become exercisable after such termination, within five years of such termination, but in no event after the expiration date of the option. In the event of the death of the holder of any option, each of the then outstanding options of such holder shall become immediately exercisable in full, and shall be exercisable by the holder's legal representative at any time within a period of five years after death, but in no event after the expiration date of the option. However, if the holder dies within five years following termination of service on the Board by reason of mandatory retirement or permanent disability, such option shall be exercisable only until the later of (i) two years after the holder's death or (ii) five years after such termination, or the expiration date of the option, if earlier.

           (f) Payment. The option price shall be paid in cash (whether or not such cash is loaned by the Company to the participant for such purpose) or by the surrender of shares of common stock of the Company, valued at their fair market value on the date of exercise, or by any combination of cash and such shares.

     7.  Shares of Stock Subject to the Plan.

          The shares that may be purchased pursuant to options under the Plan shall not exceed an aggregate of 250,000 shares of Company common stock (as adjusted pursuant to Section 8). Any shares subject to an option grant which for any reason expires or is terminated unexercised as to such shares shall again be available for issuance under the Plan.

     8.  Dilution and Other Adjustment.

          In the event of any change in the outstanding shares of Company stock by reason of any stock split, stock dividend, recapitalization, merger, consolidation, combination or exchange of shares or other similar corporate change, such equitable adjustments shall be made in the Plan and the grants thereunder, including the exercise price of outstanding options, as the Committee determines are necessary or appropriate, including, if necessary, any adjustments in the maximum number of shares referred to in Section 7 of the Plan. Such adjustment shall be conclusive and binding for all purposes of the Plan.

     9.  Miscellaneous Provisions.

          (a) Rights as Stockholder. A participant under the Plan shall have no rights as a holder of Company common stock with respect to option grants hereunder, unless and until certificates for shares of such stock are issued to the participant.

          (b) Assignment or Transfer. No options granted under the Plan or any rights or interests therein shall be assignable or transferable by a participant except by will or the laws of descent and distribution. During the lifetime of a participant, options granted hereunder are exercisable only by, and payable only to, the participant.

          (c) Agreements. All options granted under the Plan shall be evidenced by agreements in such form and containing such terms and conditions (not inconsistent with the Plan) as the Committee shall adopt.

         (d) Compliance with Legal Regulations. During the term of the Plan and the term of any options granted under the Plan, the Company shall at all times reserve and keep available such number of shares as may be issuable under the Plan, and shall seek to obtain from any regulatory body having jurisdiction, including the
     Commissioner   of   Corporations  of   the   State   of
     California, any requisite authority required in the opinion of counsel for the Company in order to grant options to purchase shares of Company common stock or
     to  issue  such  stock pursuant  thereto.   If  in  the
     opinion of counsel for the Company the transfer, issue or sale of any shares of its stock under the Plan shall not be lawful for any reason, including the inability of the Company to obtain from any regulatory body having jurisdiction authority deemed by such counsel to be necessary to such transfer, issuance or sale, the Company shall not be obligated to transfer, issue or sell any such shares. In any event, the Company shall not be obligated to transfer, issue or sell any shares to any participant unless a registration statement which complies with the provisions of the Securities Act of 1933, as amended (the "Securities Act"), is in effect at the time with respect to such shares or other appropriate action has been taken under and pursuant to the terms and provisions of the Securities Act, or the Company receives evidence satisfactory to the Committee that the transfer, issuance or sale of such shares, in the absence of an effective registration statement or
     other  appropriate  action,  would  not  constitute   a
     violation of the terms and provisions of the Securities Act. The Company's obligation to issue shares upon the exercise of any option granted under the Plan shall in any case be subject to the Company being satisfied that the shares purchased are being purchased for investment and not with a view to the distribution thereof, if at the time of such exercise a resale of such shares would otherwise violate the Securities Act in the absence of an effective registration statement relating to such shares.

         (e) Costs and Expenses. The costs and expenses of administering the Plan shall be borne by the Company and not charged to any option or to any Non-Employee
     Director receiving an option.

     10. Amendment and Termination of the Plan.

          (a) Amendments. The Committee may from time to time amend the Plan in whole or in part; provided, that no such action shall adversely affect any rights or obligations with respect to any options theretofore granted under the Plan, and provided further, that the provisions of Sections 4 and 6 hereof may not be amended more than once every six months, other than to comport with change in the Internal Revenue Code or regulations thereunder.

          Unless the holders of at least a majority of the outstanding shares of Company common stock present, or represented, and entitled to vote at a meeting of stockholders shall have first approved thereof, no amendment of the Plan shall be effective which would
     (i) increase the maximum number of shares referred to in Section 7 of the Plan or the number of shares subject to options that may be granted pursuant to section 6(a) of the Plan to any one Non-Employee Director or (ii) extend the maximum period during which options may be granted under the Plan.

          With the consent of the Non-Employee Director affected, the Committee may amend outstanding agreements evidencing options under the Plan in a manner not inconsistent with the terms of the Plan.

          (b) Termination. The Committee may terminate the Plan (but not any options theretofore granted under the Plan) at any time. The Plan (but not any options theretofore granted under the Plan) shall in any event terminate on, and no options shall be granted after, December 31, 2004.

     11. Compliance with SEC Regulations.

          It is the Company's intent that the Plan comply in all respects with Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any related regulations. If any provision of this Plan is later found not to be in compliance with such Rule and regulations, the provision shall be deemed null and void. All grants and exercises of options under this Plan shall be executed in accordance with the requirements of Section 16 of the Exchange Act and regulations promulgated thereunder.

     12. Governing Law.

          The validity and construction of the Plan and any agreements entered into thereunder shall be governed by the laws of the State of Delaware.



                                           November 21, 1994


                                                 EXHIBIT 23a


               CONSENT OF INDEPENDENT ACCOUNTANTS

     February 23, 1995

     To the Board of Directors
     of The Walt Disney Company

     We agree to the incorporation by reference in this
     Registration Statement on Form S-8,  and  in  the
     Section 10(a) prospectus referred to therein (1995
     Stock Option Plan for Non-Employee Directors), of
     our  report  dated  November  21,   1994, appearing
     on  page  25  of The Walt  Disney  Company's
     Annual   Report  on  Form  10-K  for  the  fiscal year
     ended September 30, 1994.



     Price Waterhouse LLP

     Los Angeles, California